ARBITRATION AGREEMENT


                    This Arbitration Agreement (this "Agreement") is made as of December 22, 1995, among Analytical Surveys, Inc., a Colorado corporation ("ASI"), Intelligraphics, Inc., a Wisconsin corporation ("Intelligraphics"), A. William Huelsman, Gary Miller, William Nantell, David Coates, David Kroes, Randy Vanek and Hamid Akhavan (each a "Shareholder" and collectively, the "Shareholders"), Joanne Huelsman, James Carpenter, Bank One, Colorado, NA ("Escrow Agent") and the members of the board of directors of ASI who are voting trustees under the Voting Trust Agreement ("Trustee").

                                 Recitals

                    A. ASI, Intelligraphics and A. William Huelsman ("Huelsman") have entered into an Asset Purchase Agreement dated as of December 22, 1995 (the "Purchase Agreement") pursuant to which ASI will purchase substantially all of the assets of Intelligraphics in exchange for approximately $3,450,000 in cash, as adjusted, and 230,000 restricted shares of ASI common stock (the "Shares"). Certain of the Shares will be distributed to Huelsman in partial satisfaction of certain loans Huelsman has made to Intelligraphics. The remainder of the Shares will be distributed to key management personnel of Intelligraphics in consideration for their services to Intelligraphics. Pursuant to an Escrow Agreement dated December 22, 1995 between ASI,
          Intelligraphics, Huelsman and the Escrow Agent (the "Escrow Agreement") ASI will transfer $250,000 and 70,000 Shares directly into escrow.

                    B. Concurrently with the execution of the Purchase Agreement, ASI and the Shareholders have entered into a Lock-Up Agreement dated December 22, 1995 (the "Lock-Up Agreement") which governs the transferability of the Shares, and a Voting Trust Agreement dated December 22, 1995 (the "Voting Trust Agreement") between ASI, the Shareholders and the Trustee which governs the voting rights of the Shares.

                    C. Concurrently with the execution of the Purchase Agreement, ASI and each of A. William Huelsman, Joanne Huelsman and James Carpenter, have entered into a Non-Competition Agreement dated December 22, 1995 (the "Non-Competition Agreement") pursuant to which each of such individuals is precluded from competing with ASI and disclosing confidential information about ASI under certain circumstances.

                    D. Concurrently with the execution of the Purchase Agreement, ASI and Intelligraphics have entered into an Assignment and Assumption of Lease dated December 22, 1995 (the "Assignment Agreement") pursuant to which Intelligraphics assigns its obligations under the Lease (as defined in the Assignment Agreement) to ASI and ASI assumes Intelligraphic's obligations under the Lease effective as of the closing of the transactions contemplated under the Purchase Agreement.

                    E. Concurrently with the execution of the Purchase Agreement, ASI and each of William D. Nantell, David R. Coates, David Kroes, Gary Miller, Randy Vanek and Hamid Akhavan have entered into Employment Agreements dated December 22, 1995 (each an "Employment Agreement" and collectively, the "Employment Agreements") pursuant to which each of such individuals is employed by ASI.

                    F. Concurrently with the execution of the Purchase Agreement, ASI and the Shareholders have entered into a Registration Rights Agreement dated December 22, 1995 (the "Registration Rights Agreement") pursuant to which the Shares held by the Shareholders will be registered under the Securities Act of 1933 by ASI under certain circumstances.

                    G. Concurrently with the execution of the Purchase Agreement, ASI and Intelligraphics have entered into an Assignment and Assumption of Lease dated December 22, 1995 (the "Lease Assignment") pursuant to which the Lease (as defined in the Lease Assignment) is assigned by Intelligraphics to ASI as of the Closing.

                    H. Concurrently with the execution of the Purchase Agreement, ASI and Intelligraphics have entered into an Assignment and Assumption Agreement dated December 22, 1995 (the "Assignment and Assumption Agreement") and Intelligraphics has executed a Bill of Sale dated December 22, 1995 ("Bill of Sale") in connection with the transfers contemplated under the Purchase Agreement.

                    I. Concurrently with the execution of the Purchase Agreement, Intelligraphics has executed a Trademark Assignment dated December 22, 1995 (the "Trademark Assignment") pursuant to which Intelligraphics is transferring all of its right, title and interest to its Marks and Registrations (as defined in the Trademark Assignment) to ASI as of the Closing

                    J. The parties desire that any and all disputes arising out of the Purchase Agreement, the Escrow Agreement, the Lock-Up Agreement, the Voting Trust Agreement, the Non-Competition Agreement, the Assignment Agreement, the Employment Agreements, the Registration Rights Agreement, the Lease Assignment, the Assignment and Assumption Agreement, the Bill of Sale and the Trademark Assignment (collectively, the "Transaction Agreements") be governed and settled pursuant to this Agreement.

                            Agreement

                1.    Arbitration and Governing Law


                         a. Disputes and Claims. All disputes arising out of or related to the Transaction Agreements, and the exhibits to the Transaction Agreements, including any claims that all or any part of any such agreements is invalid, illegal, voidable, or void, will be settled by arbitration, to be conducted in accordance with the provisions of this Section. Any party to this Agreement may compel arbitration by notice to the other parties. The parties' duty to arbitrate under this Agreement will survive the cancellation or termination of this Agreement.

                         b. The arbitration proceedings will be conducted by one arbitrator in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association located at 225 North Michigan Avenue, Suite 2527, Chicago, Illinois 60601 ("AAA") as then in effect. Applicable substantive law will be the law of the State of Colorado. Within five days after the notice compelling arbitration, the parties will select the arbitrator; if they fail to agree within such five-day period, then the arbitrator will be selected by the AAA in Chicago, Illinois. The arbitrator will establish a schedule for the proceedings, which will include a discovery period not to exceed 30 days, and will issue a final decision in writing.

                         c.  Arbitrator's  Decision.    The  arbitrator's
                    decision will be final and binding on the parties and may be enforced in any court having jurisdiction. If a party to this Agreement does not act in a timely fashion in accordance with the terms of this Agreement then, without further notice, the arbitrator may enter any relief against such party as the arbitrator deems proper.

                         d. Costs and Fees. Each party will advance an equal share of the arbitrator's fees and administrative fees of arbitration. However, the arbitrator will award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party's costs and fees. "Costs and fees" means all reasonable pre- and post-award expenses of the arbitration, including the arbitrator's fees, administrative fees of arbitration, travel expenses, out-of-pocket expenses (such as copying and telephone), court costs, witness fees, and attorneys' fees. In addition, in the event of any action or proceeding to enforce an award or determination made under this Agreement, the prevailing party will be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with such action or proceeding.

                    2. Further Assurances. The parties agree to perform all such acts, including without limitation, the execution of documents, as may reasonably be requested by the other parties to this Agreement or the arbitrator in order to more fully effectuate the purposes of this Agreement.

                    3.  Successors  and  Assigns.    Except  as  otherwise
          expressly provided in this Agreement, all covenants and agreements contained in this Agreement by or on behalf of any of the parties will bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not. Except as expressly prohibited or restricted by the terms of this Agreement, ASI may assign any or all of its rights under this Agreement to any affiliate of ASI (as the term "affiliate" is used in Rule 144 of the Securities Act of 1933), but ASI will remain responsible for each of ASI's obligations so assigned.

                   4.  Severability.   Whenever  possible, each  provision
          of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                   5.   Descriptive  Headings.   Whenever  used  in  this
          Agreement, the term "including" will be deemed to be followed by the words "without limitation." Words used in the singular number will include the plural, and vice-versa, and any gender will be deemed to include each other gender. The captions and headings of the Sections and subsections of this Agreement are intended for convenience of reference only, and will not be deemed to define or limit the provisions of this Agreement.

                   6.   Notices.     All   notices,   demands   or   other
          communications to any party under this Agreement will be in writing (including facsimile transmission); will be sent only by facsimile, by nationally recognized courier service, or by personal delivery; and will be given in accordance with the provisions of the Purchase Agreement, provided that, the address for notice for the Trustee and the Shareholders will be the address set out in the Voting Trust Agreement, the addresses for notice for ASI, Intelligraphics, A. William Huelsman and the Escrow Agent will be the addresses set out in the Escrow Agreement and the addresses for notice for Joanne Huelsman and James Carpenter will be the addresses set out in the Non-Competition Agreement.

                    7. General Provisions. This Agreement (a) contains the entire agreement between the parties, (b) may not be modified, altered or amended except by an instrument in writing signed by each party, (c) may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and
          (d) will be governed and construed in accordance with the laws of the State of Colorado.

                                        ANALYTICAL SURVEYS, INC.


                                        By  /s/ Sidney v. Corder
                                        Its President and Chief
                                            Executive Officer

                                        INTELLIGRAPHICS, INC.


                                        By  /s/ A. William Huelsman
                                        Its Chairman and Chief
                                            Executive Officer

                                        SHAREHOLDER:


                                        /s/ A. William Huelsman


                                        SHAREHOLDER:


                                        Gary Miller


                                        SHAREHOLDER:


                                        William Nantell

                                        SHAREHOLDER:


                                        David Coates

                                        SHAREHOLDER:

                                        David Kroes

                                        SHAREHOLDER:

                                        Randy Vanek

                                        SHAREHOLDER:

                                        Hamid Akhavan

                                        BANK ONE, COLORADO, N.A.
                                        By:
                                        Its:


                                        Joanne Huelsman


                                        James Carpenter


                                        TRUSTEE


                                        John Thorpe

                                        Sidney Corder

                                        William Hudson

                                        Richard MacLeod

                                        James Rothe

                                        Robert Keeley

                                        Willem Andersen